SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2015

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective September 15, 2015, Mr. Gary Rudin resigned from the board of directors of USMD Holdings, Inc. (“USMD”). Mr. Rudin’s decision to resign as director was not due to any disagreements with USMD or its management on any matter relating to USMD’s operations, policies or practices. Mr. Rudin will continue to serve as USMD’s President and Chief Operating Officer.

(d) Effective September 15, 2015, the board of directors of USMD (the “Board”) appointed Mr. Larry Darst to fill the vacant seat on the Board created by the resignation of Mr. Rudin.

Pursuant to that certain Investor Rights Agreement dated August 31, 2012 by and between USMD and UANT Ventures L.P. (“Ventures”), a Texas limited partnership that holds approximately 85% of the outstanding shares of USMD, the Board agreed to fill the vacancy with an individual who had been designated to serve on the board of directors by the holders of the Class A and Class B partnership interests of Ventures. On September 15, 2015, the board of directors unanimously approved the election of Mr. Darst as a director, effective immediately. Mr. Darst will serve as a director until the next annual meeting of the stockholders and until his successor has been elected and qualified, except in the event of his death, resignation or removal.

In connection with this appointment to the Board, the Board also appointed Mr. Darst to serve on its Audit Committee as its chairman. Mr. Darst will replace Charles Cook, M.D., who resigned his position as chairman of the Audit Committee effective September 15, 2015. Dr. Cook will remain a member of the Audit Committee.

The Board has determined that Mr. Darst qualifies as an “independent director” under the applicable listing standards of the NASDAQ Capital Market and the applicable rules of the SEC. The Board has further determined that Mr. Darst meets the independence requirements prescribed by the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence.

For his service on the board of directors, Mr. Darst will be compensated in the same manner as USMD’s other non-employee directors. He will receive an annual retainer of $40,000 for his services to the Board and will receive $3,000 for each Board meeting he attends in person and $1,500 for each Board meeting he attends telephonically or electronically. In addition, Mr. Darst will receive an annual stipend of $15,000 for serving on the Audit Committee. As the chairman of the Audit Committee, Mr. Darst will also receive an additional $15,000 stipend. Mr. Darst may be eligible to receive options to purchase up to 25,000 shares of USMD’s common stock but only upon the achievement by USMD of certain financial performance goals. For a description of the compensation arrangements of the directors, see “DIRECTOR COMPENSATION” in USMD’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 22, 2015.

Mr. Darst, age 64, retired from Chronic Care Solutions in 2006, having served as its Chief Financial Officer from 2004 until his retirement. Prior to that, Mr. Darst served as Executive Vice President and Chief Financial Officer of Home Care Supply, Inc. from 1999 to 2004. Prior to that, Mr. Darst worked at EY (formerly Ernst & Young, LLP) from 1974 through 1996. He was a Partner at EY from 1983 through 1996, and served as the firm’s Associate Regional Director of Accounting and Auditing in Dallas, Texas from 1995 through 1996. Since his retirement, Mr. Darst has served the boards of directors of several privately held companies. Mr. Darst received his B.B.A. in Accounting from Lamar University.

Mr. Darst has no direct or indirect interest in any transaction with USMD that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Darst and any other person pursuant to which he was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: September 21, 2015	By:	/s/ Chris Carr
Chris Carr
Executive Vice President, Secretary and General Counsel